Exhibit 99.1

SCIELE PHARMA, INC. REPORTS REVENUES

AND EARNINGS FOR THE THIRD QUARTER OF 2007

Reaffirms Guidance for Full-year 2007

Provides Guidance for Full-year 2008

Third Quarter 2007 Financial Results Include:

•                  Revenues were $99.4 million, an increase of 33% over third quarter of 2006.

•                  Diluted earnings per share (EPS) were $0.38, an increase of 12% over third quarter of 2006.

•                  Increased R&D investments to 9% of sales including $2.2 million of in-process R&D charges for recently licensed products and completion of Phase III patient enrollments for both Glycopyrrolate and the Pravastatin/Fenofibrate combination.

•                  EBITDAS (see note (a) to the financials accompanying this release), a non-GAAP measure, were $32 million, an increase of 21% over the third quarter of 2006.

The Company Reaffirms Revenue and EPS Guidance for Full-year 2007:

•                  Full-year 2007 revenue is expected to be in the range of $375 million to $385 million.

•                  Full-year 2007 diluted EPS, are expected to be in the range of $1.53 to $1.58, after a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Contingent Convertible Senior Subordinated Notes realized in the second quarter 2007.

The Company Provides Revenue and EPS Guidance for Full-year 2008:

•                  Full-year 2008 revenue is expected to be in the range of $430 million to $445 million.

•                  Full-year 2008 diluted EPS is expected to be in the range of $1.87 to $1.97.

Atlanta, GA (October 30, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced increased revenues and earnings for the third quarter and nine months ended September 30, 2007.  Net revenues for the third quarter of 2007 increased 33% to $99.4 million from $74.8 million in the third quarter of 2006. Diluted earnings per share (EPS) for the third quarter of 2007 increased 12% to $0.38 compared with $0.34 in the third quarter of 2006.

“We have delivered another quarter of strong financial results while significantly increasing our R&D investments, which has enabled us to in-license new products and complete the patient enrollments of our Phase III clinical trials for both Glycopyrrolate and the Pravastatin/Fenofibrate combination,” said Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma.  “We are focused on the efficient use of our resources to develop new products with an emphasis on speed to market.”

Earnings before interest, taxes, depreciation, amortization and stock compensation expense, EBITDAS, (a non-GAAP measure) were $32 million in the third quarter of 2007 compared with $26 million in the third quarter of 2006.

Gross margins as a percentage of sales were 87% in the third quarter of 2007 compared with 86% in the third quarter of 2006. This increase in gross margins resulted from higher revenues and a change in the product sales mix. Selling, general and administrative (SG&A) expenses were $47.1 million in the third quarter of 2007, compared with $35.9 million in the third quarter of 2006.  The increase in SG&A is primarily due to costs associated with the launch of Prenate DHA and the new pediatric division created through the Alliant acquisition, higher royalties and commissions, and new marketing programs associated with certain products. The Company’s SG&A expenses were approximately $1 million lower in the third quarter of 2007 compared to the second quarter of 2007.

Research and development (R&D) expenses were $9.3 million, or 9% of net revenues, for the third quarter of 2007 compared with $4.5 million, or 6% of net revenues, for the third quarter of 2006.  This increase was primarily related to $2.2 million of in-process R&D charges for recently licensed products, completion of Phase III patient enrollments for both Glycopyrrolate and the Pravastatin/Fenofibrate combination, and the expansion of the Company’s clinical and regulatory group.

For the nine months ended September 30, 2007, net revenues increased 30% to $277.3 million from $213.6 million for the nine months ended September 30, 2006.  Diluted EPS were $1.03 for the first nine months of 2007, after a $0.10 per share non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes, compared with $0.82 in the same period of 2006.  Cash flow per share, (see note (b) to the financials accompanying this release) also a non-GAAP measure, was $1.63 per share for the first nine months of 2007 compared with $1.27 in the prior year-period.

Gross margins as a percentage of sales were 87% in the first nine months of 2007 compared with 86% in the prior-year period. SG&A expenses were $135.3 million in the first nine months of 2007, compared with $107.0 million for the same period of 2006.  R&D expenses were $23.3 million, or 8% of net revenues, in the first nine months of 2007 compared with $11.3 million, or 5% of net revenues, in the year-earlier period.

Cardiovascular/Metabolic Products

Net revenues of the Company’s Cardiovascular/Metabolic products, which include Sular, Triglide, Fortamet, Nitrolingual Pumpspray, and Altoprev, increased 10% to $65.4 million in the third quarter of 2007, compared with $59.6 million in the third quarter of 2006.  The increase was primarily due to the continued growth of Sular and Nitrolingual Pumpspray as well as price increases implemented in the first quarter of 2007.  Cardiovascular/Metabolic products represented 66% of the Company’s total sales in the third quarter of 2007.

Total prescriptions of Sular increased approximately 5% in the third quarter of 2007 compared with the third quarter of 2006, according to IMS Prescription Audit Plus™ data.

Nitrolingual Pumpspray total prescriptions increased 1% in the third quarter of 2007 compared with the third quarter of 2006, according to IMS Prescription Audit Plus™ data.

Triglide total prescriptions increased 31% in the third quarter of 2007 compared with the third quarter of 2006, according to IMS Prescription Audit Plus™ data. There was a delay in shipping Triglide, resulting in product that will be shipped in the fourth quarter of 2007, instead of the third quarter of 2007.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate DHA, Prenate Elite, OptiNate, Zovirax, Ponstel and Ostiva, increased 68% to $21.3 million in the third quarter of 2007 compared with $12.7 million in the third quarter of 2006.  Women’s Health products represented 21% of the Company’s total sales in the third quarter of 2007.  The Company’s Prenate family of vitamins is a leading brand of prenatal vitamins in the United States.

In June 2007, the Company launched Prenate DHA, the first and only prescription prenatal vitamin with 300 milligrams of DHA (from a total 365 mg. of omega-3 fatty acids), the highest amount available in a prescription prenatal vitamin. Prenate DHA contains a unique one milligram folate combination with 600 micrograms of Metafolin and 400 micrograms of folic acid, nine important vitamins and minerals, and calcium docusate, a gentle stool softener.  After approximately three months of promotion, as of October 19, 2007, Prenate DHA had approximately a 14% market share of the prenatal DHA new prescriptions market.

Pediatric and Other Products

Net revenues for the Company’s Pediatric and other products, which include Orapred and Orapred ODT; Methylin Oral Solution and Methylin Chewable Tablets; Furadantin, Rondec Syrup,  Rondec DM Oral Drops, and  Allegra Oral Suspension, increased to $12.7 million in the third quarter of 2007 compared with $2.4 million in the third quarter of 2006, primarily due to the acquisition of Alliant Pharmaceuticals. Sales of many of the products in this division are subject to seasonal sales fluctuations, with stronger sales in the first and fourth quarters of the year.  Pediatric and other products represented 13% of the Company’s total sales in the third quarter of 2007.

Sciele has fully integrated the pediatric sales force of Alliant Pharmaceuticals, which was acquired by the Company in June 2007, and expanded the number of sales representatives from 75 to approximately 100 in the third quarter of 2007.

Product Development

“We are very pleased with the meaningful progress of our product pipeline, as we expect new product launches to drive much of the future growth of the Company,” Mr. Fourteau added.  “We have increased our research and development efforts and plan to launch three to four products per year beginning in 2008.  Additionally, we believe our strong financial position will enable us to continue to acquire, license and develop additional products.”

The Company’s product pipeline includes eight products.  One has recently been approved by the U.S. Food & Drug Administration (FDA), two are under review at the FDA and five are currently in pivotal Phase III trials.

In October 2007, the Company completed enrollment of patients in a pivotal Phase III clinical trial using pravastatin and fenofibrate to treat mixed dyslipidemia.  Mixed dyslipidemia is the presence of elevated levels of “bad” cholesterol, low-density lipoproteins (LDL) and triglycerides and low levels of “good” cholesterol, high-density lipoproteins (HDL) in the blood.  The Phase III clinical trial, which compares the efficacy of the combination of pravastatin and fenofibrate versus pravastatin or fenofibrate alone, is being conducted at approximately 75 sites in the United States.  The Company expects to complete this efficacy study in mid-2008.

In September 2007, Sciele completed enrollment of patients in a pivotal Phase III safety trial utilizing a liquid formulation of glycopyrrolate to treat chronic, moderate-to-severe drooling in pediatric patients.  This condition often results from cerebral palsy as well as from other neurological disorders.  This trial has been designed to evaluate safety parameters for glycopyrrolate over a six-month period.  The Company expects to file an NDA in mid-2008.

Earlier in September, the FDA accepted the supplemental New Drug Application (sNDA) for Sciele’s new Sular formulation, with a Pharmacy Drug User Fee Act (PDUFA) date of November 2, 2007. The new Sular formulation utilizes SkyePharma’s (LSE:SKP) patented Geomatrix™ technology, which is designed to provide a lower dose of Sular for each of its current doses.

In August 2007, Sciele and LifeCycle Pharma A/S announced that LifeCycle received FDA approval for LifeCycle Pharma’s novel formulation of fenofibrate in 120-milligram and 40-milligram dosage strengths for the treatment of hyperlipidemia and hypertriglyceridemia. This fenofibrate utilizes LifeCycle Pharma’s Meltdose® technology which is designed to provide enhanced absorption and greater bioavailability.  Sciele licensed these products from LifeCycle Pharma earlier in 2007.

In August 2007, the FDA accepted the New Drug Application (NDA) with a PDUFA date of April 15, 2008, that was submitted by Summers Laboratories for a head lice asphyxiation product that utilizes a novel mechanism of action.  Sciele acquired the rights to this product for the United States, Canada, and Mexico. Upon FDA approval, it will be the first prescription medication that kills head lice by asphyxiation instead of utilizing a neurotoxic pesticide.  The prescription and over-the-counter lice treatment market generated approximately $150 million in sales last year (according to IMS Health’s National Prescription Audit Plus™ data).

In July 2007, the Company licensed Clonicel for the treatment of hypertension and attention deficit/hyperactivity disorder (ADHD).  Clonicel is currently in pivotal trials for hypertension, and a 505(b)(2) NDA filing with the FDA is expected in the first half of 2008.  The patient enrollment for the Phase III trials using Clonicel for ADHD was initiated in October 2007. Clonicel is a 12-hour, sustained-release formulation of clonidine hydrochloride.

In May 2007, the Company licensed from PSD502 from Plethora Solutions.  PSD502 is an innovative treatment for premature ejaculation (PE), and it began Phase III clinical trials in the fourth quarter of 2007. PSD502 is a unique, proprietary, rapidly absorbed formulation of two, well-established local anesthetics, lidocaine and prilocaine, dispensed in a metered dose spray.

Financial Strength

As of September 30, 2007, the Company had $204 million in cash, cash equivalents and marketable securities.  During the third quarter of 2007, the Company repurchased approximately $7.0 million, or 305,214 shares, of its common stock through its share repurchase program.  As of September 30, 2007, approximately $33 million was available for share repurchases under the Company’s share repurchase program.  In addition to the repurchase, the Company made additional investments in product development and made tax payments related to the retirement of its $150 million convertible debt, totaling a combined $22 million.

Outlook

Sciele Pharma reaffirms its full-year 2007 revenue guidance within a range of $375 million to $385 million. The Company also reaffirms its guidance on full-year 2007 diluted earnings per share within a range of $1.53 to $1.58 per share, after a non-cash expense of $0.10 per share related to the Company’s redemption of its 1.75% Convertible Notes.  This guidance assumes an R&D expenditure rate of 7% to 8% of revenues, and reflects the anticipated range associated with Sular product sales, based on the potential timing of the approval of the new Sular product.

For 2008, Sciele expects to report revenues in a range of $430 million to $445 million.  The Company expects to report diluted earnings per share in a range of $1.87 to $1.97 per share for 2008.  This guidance assumes an R&D expenditure rate of 7% to 8% of revenues for 2008.  This guidance does not include any unapproved products except the new Sular formulation, or any potential one-time charges related to the new Sular conversion.

Conference Call

Sciele Pharma will host a conference call on Tuesday, October 30, 2007, beginning at 4:30 p.m. ET to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 811-8824 for domestic callers and (913) 981-4903 for international callers.  All callers should use passcode 6841134 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time, so management may begin promptly.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic, Women’s Health and Pediatrics. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted. The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs.

We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties. Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers. If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected. We may incur unexpected costs in integrating new products into our operations.

We may be unable to develop or market line extensions for our products or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected.

If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60mg  dose size of this product has not yet met our expectation.

We may not experience the beneficial results of our acquisitions that we expect to receive, and the acquired products may not meet our sales expectations.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained.

An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity. Our business is subject to increasing government price controls and other healthcare cost containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely affect our business. We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).

Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCIELE PHARMA, INC.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues	$99,372	$74,784	$277,291	$213,636

Operating costs and expenses:
Cost of revenues	13,304	10,283	37,182	30,181
Selling, general and administrative	47,061	35,912	135,278	106,958
Depreciation and amortization	7,587	6,752	20,610	19,787
Research and development	9,262	4,502	23,306	11,323
Total operating costs and expenses	77,214	57,449	216,376	168,249

Operating income	22,158	17,335	60,915	45,387

Other income (expense), net	(643)	491	(3,598)	941

Income before provision for income taxes	21,515	17,826	57,317	46,328
Provision for income taxes	7,666	5,525	19,832	14,728

Net income	$13,849	$12,301	$37,485	$31,600

Net income per common share:
Basic	$0.39	$0.35	$1.06	$0.90
Diluted	$0.38	$0.34	$1.03	$0.82

Weighted average common shares outstanding:
Basic	35,752	35,043	35,425	35,147
Diluted	36,466	36,014	36,451	39,270

SCIELE PHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$204,216	$166,451
Accounts receivable, net	73,872	47,551
Inventories	24,879	26,640
Other	49,134	28,425
Total current assets	352,101	269,067

Property and equipment, net	19,235	9,142

Other assets:
Intangibles, net	423,082	305,040
Deferred tax asset	150	93
Other	29,574	6,663
Total other assets	452,806	311,796

Total assets	$824,142	$590,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,355	$18,874
Accrued expenses	28,992	18,965
Total current liabilities	68,347	37,839

Long-term liabilities:
Convertible debt	325,000	150,000
Deferred tax liability	4,659	12,368
Other	1,804	1,975
Total liabilities	399,810	202,182

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	281,190	282,718
Retained earnings	165,044	127,768
Accumulated other comprehensive loss	(4,431)	(4,147)
Treasury stock	(17,507)	(18,552)
Total stockholders’ equity	424,332	387,823

Total liabilities and stockholders’ equity	$824,142	$590,005

SCIELE PHARMA, INC.

Reconciliation of EBITDAS (a)

(Unaudited, in thousands)

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income, as reported (GAAP)	$13,849	$12,301	$37,485	$31,600
Less: Other income, net	(643)	491	(3,598)	941
Add: Provision for income taxes	7,666	5,525	19,832	14,728
Add: Stock-based compensation expense	1,924	2,140	7,105	6,474
Add: Depreciation and amortization	7,587	6,752	20,610	19,787
Earnings before interest, taxes, depreciation,
amortization and stock-based compensation expense	$31,669	$26,227	$88,630	$71,648

(a)    The Company believes that earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS), is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (b)

(Unaudited)

		For the Quarter Ended		For the Nine Months Ended
		September 30,		September 30,
		2007	2006	2007	2006
Net income per share, as reported (GAAP)		$0.38	$0.34	$1.03	$0.82
Add:	Stock-based compensation expense,
	net of taxes	0.03	0.04	0.13	0.11
Add:	Depreciation and amortization,
	net of taxes	0.13	0.13	0.37	0.34
Add:	Non-cash expense related to
	the redemption of the Company’s
	1.75% Convertible Notes, net of tax	—	—	0.10	—
Cash flow per share, net of taxes		$0.54	$0.51	$1.63	$1.27

(b)   The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as net income per share before stock-based compensation expense, net of taxes, and depreciation and amortization, net of taxes, may not be comparable to similar measures reported by other companies.

Contact:

Joseph T. Schepers, 678-341-1401

ir@sciele.com